Exhibit 15.1

August 12, 2003

West Marine, Inc

500 Westridge Drive

Watsonville, CA

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of West Marine, Inc and subsidiaries for the 13- and 26-week periods ended June 28, 2003 and June 29, 2002, as indicated in our report dated July 16, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 28, 2003, is incorporated by reference in Registration Statements No. 333-04712, No. 33-89322, No. 333-02903, No. 333-71147, No. 333-38882, No. 333-102108 and No. 333-102109 all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

San Francisco, CA